CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 3, 2000 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of IDS Life Variable Life Separate Account - Flexible Premium Variable Life Subaccounts included in Post-Effective Amendment No. 21 to the Registration Statement (Form S-6, No. 33-11165) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policies (VUL) to be offered by IDS Life Insurance Company.


                                                       /s/  Ernst & Young LLP

ERNST & YOUNG LLP
Minneapolis, Minnesota
April 24, 2000